EXHIBIT 21

LIST OF SUBSIDIARIES

Shore Bancshares, Inc. owns all of the issued and outstanding shares of common stock of The Talbot Bank of Easton, Maryland, a Maryland state-chartered commercial bank, The Centreville National Bank of Maryland, a national banking association, and The Felton Bank, a Delaware state-chartered commercial bank. Shore Bancshares, Inc. owns all of the membership interests in The Avon-Dixon Agency, LLC, a Maryland limited liability company, Elliott Wilson Insurance, LLC, a Maryland limited liability company, Mubell Finance, LLC, a Maryland limited liability company, Shore Pension Services, LLC, a Maryland limited liability Company, and Wye Financial Services, LLC, a Maryland limited liability Company.

The Talbot Bank of Easton, Maryland owns all the issued and outstanding shares of common stock of Dover Street Realty, Inc., a Maryland corporation.

The Centreville National Bank of Maryland owns 20.00% of the issued and outstanding common stock of The Delmarva Bank Data Processing Center, Inc., a Maryland corporation and bank service corporation. The Delmarva Bank Data Processing Center, Inc., also located in Easton, Maryland, provides data processing services to financial institutions located in Maryland, Delaware, Virginia and the District of Columbia.